Rule 424(b)(3)
                                                                SEC No. 333-8557

                                                        Supplement to Prospectus
                                                               December 20, 1996

                                FX ENERGY, INC.


      This supplement is a part of and should be read in conjunction with the prospectus of FX Energy, Inc. (the "Company")
                  dated September 23, 1996 (the "Prospectus")

     Capitalized terms used but not defined herein have the same meaning as set forth in the Prospectus.

Selling Shareholders

     During December 1996, Douglas Dee Heiner, a Selling Shareholders identified in the Prospectus, gifted 1,000 shares of Common Stock to the Corporation of the President of the Church of Jesus Christ of Latter-day Saints. Consequently, the table of Selling Shareholders is amended to include the 1,000 shares of Common Stock now held by the Corporation of the President of the Church of Jesus Christ of Latter-day Saints. All of the shares of Common Stock of the Company held by the Corporation of the President of the Church of Jesus Christ of Latter-day Saints are subject to this registration and on completion of the offering described herein, it will not hold any shares of the Company. The Corporation of the President of the Church of Jesus Christ of Latter-day Saints is not, and has not been during the preceding three years, affiliated with the Company.